PROMISSORY NOTE

This Promissory Note (“Note”) is entered into this 31st day of May 2017, by and between Koo’Toor Design, Inc. (“Koo’Toor”), a public company, incorporated in the State of Nevada, and Mr. Ruben Gonzales (“Gonzales”), an individual, wherein Koo’Toor promises to pay to Ruben Gonzales, the amount of One Hundred Fifty Thousand Dollars ($150,000) on the terms and conditions set forth below:

IN EXCHANGE FOR VALUABLE CONSIDERATION, the undersigned hereby agrees to pay Ruben Gonzales One Hundred Fifty Thousand Dollars ($150,000), on or before the 31st day of May 2018 (Maturity Date), pursuant to an Agreement of Purchase and Sale between Koo’Toor Design, Inc., and Satel, Inc., a California corporation, and in connection with the return of Ruben Gonzales’s sixty million (60,000,000) Shares of Koo’Toor Common Stock to treasury, and based on the terms and conditions set forth below:

1. Purpose:  On May 31, 2017, Koo’Toor entered into an Agreement of Purchase and Sale with Satel, Inc., a private company, incorporated in the State of California, wherein Ruben Gonzales agreed to return 60,000,000 Shares of the Company’s Common Stock to the Company treasury, in exchange of the following: (i) the total sum of Two Hundred Fifty Thousand Dollars ($250,000), in the form of this $150,000 Promissory Note, and a Convertible Promissory Note in the amount of $100,000; (ii) the resignation of Mr. Gonzales of his position as Director and all Officer positions; and (iii) the appointment of Mr. Richard Hylen as Officer and Director.

2. Interest:  This Promissory Note shall carry an interest rate of 8% per annum and shall start accruing upon execution of this Note.

3. Terms:

(a) This Note shall be repaid in twelve equal payments in the amount of Twelve Thousand Five Hundred Dollars ($12,500) per month commencing upon receipt of FINRA approval, obtaining a symbol, trading on the OTC Market, and following a first round of funding; however, in no event later than 30 days past trading on the OTC Market, and on the 1st of every following consecutive month.

(b) Total repayment of this Note shall be on or before the 365th day following execution of this Note and may be prepaid in full at any time; and

(c) Each payment shall be deposited into the Chase Bank IOLTA account of SD Mitchell & Associates, Inc. and shall be distributed pursuant to an executed IOLTA Agreement between SD Mitchell & Associates, PLC, and Ruben Gonzales.

4.  Default:  In the event that the payments are not made pursuant to paragraph 3(a) above, and within 10 days of the date the payment is due, the interest rate of 8% shall be increased to 12%, on any outstanding balance of the Note, and shall continue accruing until the Note is paid in full. 4.1 In the event that payments are not made within 20 days of the date the payment is due, and pursuant to paragraph 3(a) the entire unpaid and unredeemed balance of the Principal Amount and all Interest accrued and unpaid on this Note shall, at the election of Holder, be and become immediately due and payable upon the occurrence of any of the following events (a “Default Event”):

(a)	The non-payment by the Company when due of the Principal Amount and Interest as provided in this Note;

(b)
If the Company (i) applies for or consents to the appointment of, or if there shall be a taking of possession by, a receiver, custodian, trustee, or liquidator for the Company or any of its property; (ii) becomes generally unable to pay its debts as they become due; (iii) makes a general assignment for benefit of creditors or becomes insolvent; (iv) files or is served with any petition for relief under the Bankruptcy Code or any similar federal or state statute; (v) has any judgment entered against it in excess of $3,000,000 in any one instance or in the aggregate during any consecutive twelve (12) month period, or has any attachment or levy made to or against any of its property or assets; (vi) defaults with respect to any evidence of indebtedness or liability for borrowed money, or any such indebtedness shall not be paid as and when due and payable; or (vii) has assessed or imposed against it, or if there shall exist, any general or specific lien for any federal, state or local taxes or charges against any of its property or assets;

(c)	Any failure by the Company to issue and deliver shares of Common Stock as provided herein upon conversion of this Note.

4.2           Rights upon Default.  Each right, power or remedy of Holder hereof upon the occurrence of any Default Event as provided for in this Note or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or now or hereafter existing by Holder or a transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Holder of any or all such other rights, powers or remedies.

5.  Notice:  Notice shall be deemed sufficiently given or made if by personal service, certified or registered mail, confirmed facsimile or via email with confirmation of receipt.

6.  Amendments:  This Agreement may not be amended in any manner except in writing by both parties.

7.  Assignment:  This Agreement may not be assigned or transferred by either party without express written agreement by both parties.

8. Authority:  Each party represents and warrants that they have the authority to consummate the transactions contemplated by this Agreement to the extent required by the terms and conditions set forth in this Agreement.

9. Force Majeure. An event beyond the control of one or both of the Parties, which prevents a Party from complying with any of its obligations under this Contract, including but not limited to an act of God (such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods, civil disturbances, and acts of war.)

In the event that either Party hereto is rendered unable, wholly or in part, by a Force Majeure to carry out its obligations under this Agreement, it is agreed that such Party shall give notice and details of the Force Majeure in writing to the other Party as promptly as possible after its occurrence.  In such cases, the obligations of the Party giving the Notice shall be suspended during the continuance of any inability so caused.  Should a condition of Force Majeure continue for more than thirty consecutive days, this Agreement may be immediately terminated at the Option of the Party not affected by the Force Majeure.

The Party invoking a Force Majeure Event shall submit to the other Party reasonable proof of the nature of the Force Majeure Event and of its effect upon the performance of the Party's obligations under this Agreement.

This Agreement, in its entirety, constitutes the valid and binding obligations of both Koo’Toor Design, Inc. and Ruben Gonzales, with regard to this Promissory Note, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the undersigned, by signing below, do hereby acknowledge receipt, review, understanding and agreement of a completed copy of this instrument, dated this 31st day of May 2017.

KOO’TOOR DESIGN, INC.

/s/Ruben Gonzales, CEO
______________________________
By: Ruben Gonzales, CEO